Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-167746 and 333-208805) pertaining to The 401(k) Plan and the Employee Stock Ownership Plan of CVS Health Corporation and Affiliated Companies of CVS Health Corporation of our report dated June 28, 2016, with respect to the financial statements and schedules of The 401(k) Plan and the Employee Stock Ownership Plan of CVS Health Corporation and Affiliated Companies included in this Annual Report (Form 11-K) for the year ended December 31, 2015.

/s/ Ernst & Young LLP
Boston, Massachusetts
June 28, 2016